Exhibit 99

FOR IMMEDIATE RELEASE

Pharmacia Announces Changes to Company's Board of Directors

Pharmacia CEO Fred Hassan to Become Chairman of the Board

PEAPACK, NJ (January 29, 2001) - Pharmacia Corporation (NYSE: PHA) today announced that Robert B. Shapiro, Chairman of the company’s Board of Directors, and Board member John S. Reed will step down from the Pharmacia Board. Following the changes which will take effect on February 21, 2001, Pharmacia’s Chief Executive Officer Fred Hassan will assume the additional responsibility of Chairman of the Board.

Shapiro, the former Chairman and Chief Executive Officer of Monsanto Company, was appointed Chairman of the Pharmacia Board of Directors following the completion of the merger of Monsanto and Pharmacia & Upjohn in March 2000. Shapiro has a distinguished record of service in many roles in both the public and private sectors. He joined Monsanto’s G.D. Searle unit in 1979 and went on to serve as head of Monsanto’s NutraSweet and agricultural businesses before becoming Monsanto’s Chairman, President and Chief Executive Officer in 1995.

Reed, the retired Chairman and Co-Chief Executive Officer of Citigroup Inc., assumed his responsibilities on the Pharmacia Board in March 2000 after serving on the original Monsanto Board for 15 years. He will continue to serve as a Board member of the new Monsanto Company.

“The speed and success of our merger, the strength of the new management team under Fred Hassan, and the exceptionally strong performance that Pharmacia is delivering, along with the successful partial IPO of the new Monsanto Company, led me to the decision that now is the time to conclude my service on the Board,” said Shapiro. “When we first announced our merger in late 1999, we felt confident that this was the best strategy for all our stakeholders. It is very satisfying to see this confidence rewarded by the success of Pharmacia.”

“On behalf of the entire Board, I want to thank Bob and John for their contributions to the success of Pharmacia Corporation,” said Hassan. “As Chairman, Bob provided exceptional leadership throughout the merger integration process. He also provided great assistance to me personally. Bob’s counsel and guidance contributed significantly to the speed with which we created our new company and the success we have seen. We will miss the many contributions Bob and John have made to our company, and wish them well in their new endeavors.”

The departures of Shapiro and Reed will reduce the Pharmacia Board from 17 to 15 members.

Pharmacia Corporation (NYSE: PHA) is a leading global pharmaceutical company created through the merger of Pharmacia & Upjohn with Monsanto Company and its G.D. Searle unit. Pharmacia has a broad product portfolio, a robust pipeline of new medicines, and an annual investment of more than $2 billion in pharmaceutical research and development.

Certain statements contained in this release, such as statements concerning the Company’s performance and prospects, are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Since these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, the risks and factors detailed in the Company’s Securities and Exchange Commission filings, including its Form 10-K for the year ended December 31, 1999.

Media Contact: Paul Fitzhenry Tel. (908) 901-8770	Analyst Contact: Craig Tooman Tel. (908) 901-8853

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